EXHIBIT 99.1
Vanguard Health Systems Reports First Quarter Fiscal 2012 Results
Outlook for Fiscal Year 2012 Issued
NASHVILLE, Tenn. — October 31, 2011 — Vanguard Health Systems, Inc. (NYSE: VHS) today announced financial and operating results for the first fiscal quarter ended September 30, 2011 and issued its outlook for fiscal year 2012.
First Quarter Fiscal 2012 Key Metrics (all percentage changes compare Q1 FY2012 to Q1 FY2011):
Consolidated:
•	Total revenues increased 67.4 percent
•	Net loss attributable to Vanguard Health Systems, Inc. stockholders was $19.2 million, or $0.26 per share, which included a pre-tax charge of $38.9 million, or $0.34 per share net of taxes, related to the redemption of substantially all of our outstanding 10.375% senior discount notes due 2016 with the proceeds from the initial public offering and the exercise of the underwriters’ over-allotment option, and a pre-tax charge of $12.2 million, or $0.10 per share net of taxes, related to expenses incurred to complete our acquisition of Valley Baptist Health System effective September 1, 2011
•	Adjusted EBITDA increased 58.0 percent to $122.8 million
Same Hospital:
•	Total revenues (including health plan revenues) were flat with net patient service revenues up 1.7 percent and health plan premium revenues down 4.4 percent
•	Adjusted discharges increased 2.2 percent
•	Discharges declined 1.0 percent
Discussion of Results
The increase in consolidated total revenues during the first quarter of 2012 was primarily attributable to the acquisition of The Detroit Medical Center in January 2011. The increase in same hospital net patient service revenues during the current year quarter was primarily comprised of a 2.2 percent increase in adjusted discharges and a 0.6 percent decrease in net patient revenue per adjusted discharge. As previously disclosed, we elected to early adopt accounting guidance that results in the classification of the provision for doubtful accounts as a revenue deduction instead of an operating expense, and such guidance has been applied to both the current year and prior year financial statements. Revenues from our health plan operating segment decreased 4.4 percent during the current year quarter as a result of capitation rate decreases at Phoenix Health Plan (“PHP”) implemented by the Arizona Health Care Cost Containment System since the first quarter of fiscal 2011 and a change in PHP’s enrollee population mix during the current year quarter compared to the prior year quarter.
Net loss attributable to Vanguard Health Systems, Inc. stockholders was $19.2 million, or $0.26 per share, during the first quarter of fiscal 2012 compared to net income attributable to Vanguard Health Systems, Inc. stockholders of $1.2 million, or $0.02 per diluted share, during the prior year quarter. This change was primarily attributable to the debt extinguishment costs related to the senior discount notes redemption and acquisition related expenses discussed above. Adjusted EBITDA increased 58.0 percent to $122.8 million during the current year quarter. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders for the fiscal quarters ended September 30, 2010 and 2011 is included in this release.

Due to the significant acquisitions we completed during fiscal 2011 and during the first quarter of fiscal 2012, most cost and expense line items are not comparable between the quarters. Same hospital uncompensated care as a percentage of net patient revenues (prior to the uncompensated care deductions) increased from 16.0 percent to 20.5 percent during the first quarter of fiscal 2012 as a result of an increase in uninsured discharges as a percentage of total discharges and price increases implemented since the first quarter of fiscal 2011.
Cash flows from operating activities decreased $188.0 million during the first quarter of fiscal 2012 compared to the prior year quarter, primarily due to working capital increases of $227.7 million, including a $23.2 million increase in interest and income tax payments, the payment of fiscal 2011 incentive compensation and adverse changes to net accounts receivable days and net accounts payable days. Capital expenditures increased 42.2 percent to $63.4 million during the current year quarter. As of September 30, 2011, our cash balance was $154.7 million, our outstanding debt was $2,346.2 million and we had $220.6 million of borrowing capacity under our revolving credit facility.
Outlook for Fiscal Year 2012
We are issuing the following outlook for our fiscal year ended June 30, 2012 operating results:

Projected Adjusted EBITDA	$520 million to $545 million
Projected net income attributable to Vanguard Health Systems, Inc. stockholders, excluding debt extinguishment costs and acquisition related expenses	$56.3 million to $69.1 million
Projected diluted earnings per share attributable to Vanguard Health Systems, Inc. stockholders, excluding debt extinguishment costs and acquisition related expenses	$0.71 to $0.86 per diluted share
We have included a reconciliation in this release for the high end and low end estimates for each of these projected fiscal year ended June 30, 2012 measures. The outlook projections are based upon management’s current expectations and should be read in conjunction with the cautionary statement about forward-looking information below.
Acquisition of Valley Baptist Health System
As previously announced, effective September 1, 2011, we acquired substantially all of the assets of the Valley Baptist Health System including hospitals with a combined 866 licensed beds located in Harlingen, Texas and Brownsville, Texas. We paid approximately $201.4 million in cash at closing to acquire the net assets. In addition to the cash investment, we also assumed certain of the seller’s debt and issued a 49% interest in the partnership to the seller. We funded the cash investment with cash on hand. The acquisition includes a working capital settlement provision that we expect to settle later in fiscal 2012.
Earnings Conference Call
We will host a conference call at 11:00 a.m. EDT on November 1, 2011. All interested parties are invited to access a live webcast of the conference call on our website at http://investor.vanguardhealth.com or at www.earnings.com. If you are unable to participate during the live webcast, the webcast will be available on a replay basis at http://investor.vanguardhealth.com for 90 days.
We own and operate 28 acute care and specialty hospitals and complementary facilities and services in Chicago, Illinois; Detroit, Michigan; Phoenix, Arizona; San Antonio, Texas; the Rio Grande Valley in southern Texas; and Massachusetts. Our strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to be covered by the safe harbors created thereby. Forward-looking statements are those statements that are based upon management’s current plans and expectations as opposed to historical and current facts and are often identified in this release by use of words including but not limited to “may,” “believe,” “will,” “project,” “expect,” “estimate,” “anticipate,” and “plan.” These statements are based upon estimates and assumptions made by our management that, although believed to be reasonable, are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed in any forward-looking statements.
These factors, risks and uncertainties include, but are not limited to, our high degree of leverage and interest rate risk; our ability to incur substantially more debt; operating and financial restrictions in our debt agreements; our ability to generate cash necessary to service our debt; weakened economic conditions and volatile capital markets; potential liability related to disclosures of relationships between physicians and our hospitals; post-payment claims reviews by governmental agencies that could result in additional costs to us; our ability to grow our business and successfully implement our business strategies; our ability to successfully integrate the acquisition of substantially all of the assets of The Detroit Medical Center, Valley Baptist Health System and future acquisitions or to recognize expected synergies from such acquisitions; potential acquisitions could be costly, unsuccessful or subject us to unexpected liabilities; conflicts of interest that may arise as a result of our control by a small number of stockholders; the highly competitive nature of the healthcare industry; governmental regulation of the healthcare industry, including potential reductions to Medicare and Medicaid reimbursement levels in general and with respect to the impact of the Budget Control Act of 2011 and other future deficit reduction plans; pressures to contain costs by managed care organizations and other insurers and our ability to negotiate acceptable terms with these third party payers; our ability to attract and retain qualified management and healthcare professionals, including physicians and nurses; the currently unknown effect on us of the major federal healthcare reforms enacted by Congress in March 2010 or other potential additional federal or state healthcare reforms; future governmental investigations; our inability to adequately enhance our facilities with technologically advanced equipment could adversely affect our revenues and market position; the availability of capital to fund our corporate growth strategy and improvements to our existing facilities; potential lawsuits or other claims asserted against us; our ability to maintain or increase patient membership and control costs of our managed healthcare plans; changes in general economic conditions nationally and regionally in the markets served by us; our exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; dependence on our senior management team and local management personnel; volatility of professional and general liability insurance for us and the physicians who practice at our hospitals and increases in the quantity and severity of professional liability claims; our ability to achieve operating and financial targets and to maintain and increase patient volumes and control the costs of providing services, including salaries and benefits, supplies and other operating expenses; increased compliance costs from further government regulation of healthcare and our failure to comply, or allegations of our failure to comply, with applicable laws and regulations; the geographic concentration of our operations; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, healthcare services and shift demand for inpatient services to outpatient settings; a failure of our information systems would adversely impact our ability to manage our operations; costs and compliance risks associated with Section 404 of the Sarbanes-Oxley Act of 2002; material non-cash charges to earnings from impairment of goodwill associated with declines in the fair market values of our reporting units; volatility of materials and labor costs for, or state efforts to regulate, potential construction projects that may be necessary for future growth; changes in accounting practices; our ability to demonstrate meaningful use of certified electronic health record technology and to recognize revenues for the related Medicare or Medicaid incentive payments; and those factors, risks and uncertainties detailed in our filings from time to time with the Securities and Exchange Commission, including, among others, our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
We use our company web site to provide important information to investors about the company, including the posting of important announcements regarding financial performance and corporate developments.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share amounts)

	Quarter ended September 30,
	2010		2011

Patient service revenues	$693.3	80.4%	$1,358.7	94.1%
Less: Provision for doubtful accounts	(51.8)	(6.0)	(126.2)	(8.7)

Patient services revenues, net	641.5	74.4	1,232.5	85.4
Premium revenues	220.6	25.6	211.0	14.6

Total revenues	862.1	100.0	1,443.5	100.0
Costs and expenses:
Salaries and benefits (includes stock compensation of $1.2 and $0.7, respectively)	354.8	41.2	665.0	46.1
Health plan claims expense	174.1	20.2	164.7	11.4
Supplies	121.0	14.0	213.6	14.8
Purchased services	51.0	5.9	127.0	8.8
Non-income taxes	16.2	1.9	34.5	2.4
Rents and leases	11.0	1.3	18.0	1.3
Other operating expenses	57.5	6.7	98.6	6.8
Depreciation and amortization	37.2	4.3	62.6	4.3
Interest, net	34.8	4.0	45.8	3.2
Acquisition related expenses	3.7	0.4	12.2	0.8
Debt extinguishment costs	—	—	38.9	2.7
Other	1.1	0.1	(2.4)	(0.2)

Total costs and expenses	862.4	100.0	1,478.5	102.4

Loss from continuing operations before income taxes	(0.3)	(0.0)	(35.0)	(2.4)
Income tax benefit	2.4	0.2	13.6	0.9

Income (loss) from continuing operations	2.1	0.2	(21.4)	(1.5)
Income (loss) from discontinued operations, net of taxes	0.1	—	(0.1)	—

Net income (loss)	2.2	0.2	(21.5)	(1.5)
Net loss (income) attributable to non-controlling interests	(1.0)	(0.1)	2.3	0.2

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$1.2	0.1%	$(19.2)	(1.3)%

Per share data:
Basic:
Continuing operations	$0.03		$(0.26)
Discontinued operations	—		—

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$0.03		$(0.26)

Diluted:
Continuing operations	$0.02		$(0.26)
Discontinued operations	—		—

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$0.02		$(0.26)

Weighted average shares outstanding (in thousands):
Basic	44,635		74,854

Diluted	48,603		74,854

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to
Vanguard Health Systems, Inc. Stockholders
(In millions)

	Quarter ended September 30,
	2010	2011
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$1.2	$(19.2)
Interest, net	34.8	45.8
Income tax benefit	(2.4)	(13.6)
Depreciation and amortization	37.2	62.6
Non-controlling interests	1.0	(2.3)
Gain on disposal of assets	—	(1.2)
Equity method income	(0.3)	(0.1)
Stock compensation	1.2	0.7
Monitoring fees and expenses	1.4	—
Acquisition related expenses	3.7	12.2
Debt extinguishment costs	—	38.9
Impairment and restructuring charges	—	(0.1)
Pension credits	—	(1.0)
Discontinued operations, net of taxes	(0.1)	0.1

Adjusted EBITDA (1)	$77.7	$122.8

(1)	Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited) (Continued)
Reconciliation of Certain Projected Fiscal Year 2012 Information
(In millions, except share and per share amounts)

	Low	High
Net income attributable to Vanguard Health Systems, Inc. stockholders	$24.0	$37.8
Interest, net	169.0	169.0
Income tax expense	14.1	24.2
Depreciation and amortization	259.0	260.0
Acquisition related expenses	12.3	12.3
Debt extinguishment costs	38.9	38.9
Other	2.7	2.8

Adjusted EBITDA (1)	$520.0	$545.0

	Low	High
Net income attributable to Vanguard Health Systems, Inc. stockholders	$24.0	$37.8
Debt extinguishment costs, net of taxes	24.5	23.8
Acquisition related expenses, net of taxes	7.8	7.5

Net income attributable to Vanguard Health Systems, Inc. stockholders, excluding debt extinguishment costs and acquisition related expenses	$56.3	$69.1

Net income attributable to Vanguard Health Systems, Inc. stockholders, excluding debt extinguishment costs and acquisition related expenses	$56.3	$69.1
Diluted weighted average shares outstanding (in thousands)	79,000	80,000

Diluted earnings per share attributable to Vanguard Health Systems, Inc. stockholders, excluding debt extinguishment costs and acquisition related expenses	$0.71	$0.86

(1)	Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

	Recasted	(Unaudited)
	June 30,	September 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$936.6	$154.7
Restricted cash	2.3	2.4
Accounts receivable, net of allowance for doubtful accounts of approximately $205.0 and $251.2 at June 30, 2011 and September 30, 2011, respectively	484.4	563.6
Inventories	83.9	91.9
Deferred tax assets	91.1	86.5
Prepaid expenses and other current assets	157.9	240.4

Total current assets	1,756.2	1,139.5
Property, plant and equipment, net of accumulated depreciation	1,830.5	2,020.6
Goodwill	755.6	756.1
Intangible assets, net of accumulated amortization	94.0	83.8
Deferred tax assets, noncurrent	27.5	47.9
Investments in securities	63.3	58.4
Other assets	65.8	72.5

Total assets	$4,592.9	$4,178.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$314.3	$313.7
Accrued salaries and benefits	248.9	218.7
Accrued health plan claims and settlements	114.9	119.5
Accrued interest	62.3	31.1
Other accrued expenses and current liabilities	218.3	177.0
Current maturities of long-term debt	461.8	13.9

Total current liabilities	1,420.5	873.9
Professional and general liability and workers compensation reserves	289.7	299.7
Pension benefit obligation	188.0	176.7
Other liabilities	125.8	160.4
Long-term debt, less current maturities	2,325.8	2,332.3
Commitments and contingencies
Redeemable non-controlling interests	—	51.4
Equity:
Vanguard Health Systems, Inc. stockholders’ equity:
Common stock	0.7	0.8
Additional paid-in capital	330.5	396.3
Accumulated other comprehensive income	20.6	18.8
Retained deficit	(116.8)	(136.0)

Total Vanguard Health Systems, Inc. stockholders’ equity	235.0	279.9
Non-controlling interests	8.1	4.5

Total equity	243.1	284.4

Total liabilities and equity	$4,592.9	$4,178.8

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Quarter ended September 30,
	2010	2011
Operating activities:
Net income (loss)	$2.2	$(21.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations	(0.1)	0.1
Depreciation and amortization	37.2	62.6
Amortization of loan costs and accretion of principal on notes	1.9	5.7
Stock compensation	1.2	0.7
Gain on disposal of assets	—	(1.2)
Deferred income taxes	(3.1)	(14.5)
Acquisition related expenses	3.7	12.2
Debt extinguishment costs	—	38.9
Impairment and restructuring charges	—	(0.1)
Changes in working capital, net of the impact of acquisitions	57.1	(170.6)

Net cash provided by (used in) operating activities — continuing operations	100.1	(87.7)
Net cash provided by (used in) operating activities — discontinued operations	0.1	(0.1)

Net cash provided by (used in) operating activities	100.2	(87.8)

Investing activities:
Acquisitions and related expenses	(49.5)	(210.1)
Capital expenditures	(44.6)	(63.4)
Proceeds from asset dispositions	—	2.2
Proceeds from sales of investments	—	22.7
Purchases of investments	—	(21.0)
Other	0.1	—

Net cash used in investing activities	(94.0)	(269.6)

Financing activities:
Payments of long-term debt and capital leases	(2.0)	(456.5)
Proceeds from the issuance of stock	—	67.5
Proceeds from the issuance of debt	216.6	—
Payments of refinancing costs and fees	(5.5)	—
Payments of tender premiums and note redemption costs	—	(27.6)
Payments of IPO related costs	—	(6.9)
Distributions paid to non-controlling interests and other	(1.1)	(1.0)

Net cash provided by (used in) financing activities	208.0	(424.5)

Net increase (decrease) in cash and cash equivalents	214.2	(781.9)
Cash and cash equivalents, beginning of year	257.6	936.6

Cash and cash equivalents, end of year	$471.8	$154.7

Net cash paid for interest	$48.4	$70.8

Net cash paid (received) for income taxes	$(0.5)	$0.3

VANGUARD HEALTH SYSTEMS, INC.
Segment Information (Unaudited)
(In millions)

	Quarter ended September 30, 2010
	Acute
	Care	% of	Health	% of
	Services	Revenues	Plans	Revenues	Eliminations	Consolidated
Patient service revenues(1)	$704.1	107.9%	$—	—%	$(10.8)	$693.3
Less: Provision for doubtful accounts	(51.8)	(7.9)	—	—	—	(51.8)

Patient service revenues, net	652.3	100.0	—	—	(10.8)	641.5
Premium revenues	—	—	220.6	100.0	—	220.6

Total revenues	652.3	100.0	220.6	100.0	(10.8)	862.1

Salaries and benefits (excludes stock compensation)	345.4	53.0	8.2	3.7	—	353.6
Health plan claims expense(1)	—	—	184.9	83.8	(10.8)	174.1
Supplies	121.0	18.5	—	—	—	121.0
Other operating expenses	125.2	19.2	10.5	4.8	—	135.7

Total operating expenses	591.6	90.7	203.6	92.3	(10.8)	784.4

Segment EBITDA(2)	60.7	9.3	17.0	7.7	—	77.7
Less:
Interest, net	35.1	5.4	(0.3)	(0.1)	—	34.8
Depreciation and amortization	36.1	5.5	1.1	0.5	—	37.2
Equity method income	(0.3)	(0.0)	—	—	—	(0.3)
Stock compensation	1.2	0.2	—	—	—	1.2
Monitoring fees and expenses	1.4	0.2	—	—	—	1.4
Acquisition related expenses	3.7	0.5	—	—	—	3.7

Income (loss) from continuing operations before income taxes	$(16.5)	(2.5)%	$16.2	7.3%	$—	$(0.3)

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to enrollees in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges and pension expense (credits). Management uses Segment EBITDA to measure performance for Our segments and develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Our segments. Management believes that Segment EBITDA provides useful information about the financial performance of Our segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions concerning Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Segment Information (Unaudited) (Continued)
(In millions)

	Quarter ended September 30, 2011
	Acute
	Care	% of	Health	% of
	Services	Revenues	Plans	Revenues	Eliminations	Consolidated
Patient service revenues(1)	$1,367.3	110.2%	$—	—%	$(8.6)	$1,358.7
Less: Provision for doubtful accounts	(126.2)	(10.2)	—	—	—	(126.2)

Patient service revenues, net	1,241.1	100.0	—	—	(8.6)	1,232.5
Premium revenues	—	—	211.0	100.0	—	211.0

Total revenues	1,241.1	100.0	211.0	100.0	(8.6)	1,443.5

Salaries and benefits (excludes stock compensation)	655.2	52.8	9.1	4.3	—	664.3
Health plan claims expense(1)	—	—	173.3	82.1	(8.6)	164.7
Supplies	213.6	17.2	—	—	—	213.6
Other operating expenses	267.4	21.5	10.7	5.1	—	278.1

Total operating expenses	1,136.2	91.5	193.1	91.5	(8.6)	1,320.7

Segment EBITDA(2)	104.9	8.5	17.9	8.5	—	122.8
Less:
Interest, net	46.1	3.7	(0.3)	(0.1)	—	45.8
Depreciation and amortization	61.4	5.0	1.2	0.6	—	62.6
Gain on disposal of assets	(1.2)	(0.1)	—	—	—	(1.2)
Equity method income	(0.1)	(0.0)	—	—	—	(0.1)
Stock compensation	0.7	0.1	—	—	—	0.7
Acquisition related expenses	12.2	1.0	—	—	—	12.2
Debt extinguishment costs	38.9	3.1	—	—	—	38.9
Impairment and restructuring charges	(0.1)	(0.0)	—	—	—	(0.1)
Pension credits	(1.0)	(0.1)	—	—	—	(1.0)

Income (loss) from continuing operations before income taxes	$(52.0)	(4.2)%	$17.0	8.0%	$—	$(35.0)

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to enrollees in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges and pension expense (credits). Management uses Segment EBITDA to measure performance for Our segments and develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Our segments. Management believes that Segment EBITDA provides useful information about the financial performance of Our segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions concerning Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics
(Unaudited)

	Quarter ended
	September 30,
CONSOLIDATED:	2010	2011	%Change
Number of hospitals at end of period	17	28
Licensed beds at end of period	4,490	7,064
Discharges	44,977	68,161	51.5%
Adjusted discharges	80,858	125,320	55.0
Average length of stay	4.15	4.34	4.6
Patient days	186,448	296,079	58.8
Adjusted patient days	335,188	544,366	62.4
Net patient revenue per adjusted discharge	$7,747	$9,337	20.5
Inpatient surgeries	9,757	16,077	64.8
Outpatient surgeries	19,403	29,976	54.5
Emergency room visits	173,165	292,778	69.1%

Uncompensated care as a percentage of net patient revenues (prior to these uncompensated care deductions)	16.2%	17.5%

Net patient revenue payer mix(1):
Medicare	27.3%	26.6%
Medicaid	7.8	14.7
Managed Medicare	15.8	10.2
Managed Medicaid	10.5	10.6
Managed care	37.1	35.1
Commercial	1.1	1.4
Self pay	0.4	1.4

Total	100.0%	100.0%

(1) Net patient revenue payer mix as presented includes the impact of the reclassification of the provision for doubtful accounts to a revenue deduction instead of an operating expense.

Discharges by payer:
Medicare	27.7%	28.3%
Medicaid	10.2	10.4
Managed Medicare	15.2	12.3
Managed Medicaid	14.9	17.8
Managed care	25.9	23.2
Commercial	0.4	0.5
Self pay	5.7	7.5

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics
(Unaudited) (Continued)

	Quarter ended
	September 30,
SAME HOSPITAL:	2010	2011	%Change
Number of hospitals at end of period	15	15
Licensed beds at end of period	4,032	3,947
Total revenues (including health plan revenues) (in millions)	$819.7	$820.1	0.1%
Net patient service revenues (in millions)	$599.1	$609.1	1.7
Discharges	42,005	41,565	(1.0)
Adjusted discharges	75,592	77,232	2.2
Average length of stay	4.12	4.02	(2.4)
Patient days	172,976	167,014	(3.4)
Adjusted patient days	311,288	310,328	(0.3)
Net patient revenue per adjusted discharge	$7,757	$7,709	(0.6)
Inpatient surgeries	9,128	9,015	(1.2)
Outpatient surgeries	18,343	17,762	(3.2)
Emergency room visits	160,880	169,992	5.7%

Uncompensated care as a percentage of net patient revenues (prior to these uncompensated care deductions)	16.0%	20.5%

Net patient revenue payer mix(1):
Medicare	26.2%	25.5%
Medicaid	7.8	7.2
Managed Medicare	16.1	16.3
Managed Medicaid	10.5	9.6
Managed care	38.3	39.9
Commercial	1.0	1.3
Self pay	0.1	0.2

Total	100.0%	100.0%

(1) Net patient revenue payer mix as presented includes the impact of the reclassification of the provision for doubtful accounts to a revenue deduction instead of an operating expense.

Discharges by payer:
Medicare	27.3%	26.3%
Medicaid	8.8	8.2
Managed Medicare	16.0	17.2
Managed Medicaid	15.7	15.4
Managed care	26.3	25.9
Commercial	0.4	0.5
Self pay	5.5	6.5

Total	100.0%	100.0%

Contact:	Vanguard Health Systems, Inc. Gary Willis Senior Vice President and Chief Accounting Officer (615) 665-6098